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                     November 2, 2020

       Timothy Jones
       President and Chief Executive Officer
       RespireRx Pharmaceuticals Inc.
       126 Valley Road, Suite C
       Glen Rock, NJ 07452

                                                        Re: RespireRx
Pharmaceuticals Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 20,
2020
                                                            File No. 001-16467

       Dear Mr. Jones:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Elizabeth A. Diffley,
Esq.